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                                                                   EXHIBIT 10.11

July 19, 1996

Jay D. Kranzler, M.D., Ph.D.
4275 Executive Square
Suite 800
La Jolla, CA 92037

Dear Jay:

This letter is intended to clarify and confirm our understanding and intent with respect to Section 4.1(a) of that certain Employment Agreement dated December 28, 1995 (the "Agreement") between you and Cypress Bioscience, Inc. (formerly, IMRE Corporation) (the "Company") relating to the granting of certain stock options to you.

Specifically, Section 4.1(a) of the Agreement provides that:

     "[t]he Company shall grant to [you], pursuant to an Incentive Stock Option Plan to be adopted by the Company, ten year stock options (qualified to the extent permitted by law) to purchase 8% of the Company's Common Stock outstanding on the date hereof, on a fully diluted basis (after allocation of new options to management, employees, directors and consultants, and including issued and to be issued warrants) at an exercise price equal to $1.50 per share (the "Options"). The Options shall contain anti-dilution provisions that prevent dilution of the percentage of the Company's Common Stock which may be purchased by [you] on exercise of the Options as a result of issuance of the Company's securities subsequent to the occurrence of the Equity Financing by the Company, and all additional options granted pursuant to such anti-dilution provisions shall be at the same exercise price as the original Options. . . ."

The reference in Section 4.1(a) to "the Company's securities subsequent to the occurrence of the Equity Financing" should have read "the Company's securities in the Equity Financing." The purpose of this provision was to protect you against dilution resulting from the Equity Financing. To that end, pursuant to the foregoing Section 4.1(a), the Company granted to you an option to purchase an aggregate of 3,025,327 shares of the Company's Common Stock at a per share exercise price of $1.50 (the "Option"). The Option was granted subsequent to the Equity Financing. A copy of the Option is attached hereto as Exhibit A. Such Option represents the option contemplated by Section 4.1(a) to purchase that number of shares of the Company's Common Stock equal to 8% of the Company's Common Stock outstanding, on a fully diluted basis, as of the date of the
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Agreement, adjusted to reflect the Equity Financing, and fully satisfies the
Company's obligations to you pursuant to Section 4.1(a) of the Agreement. The Company is not obligated to issue to you and you agree that you are not entitled under section 4.1(a) of the Agreement to any further shares of capital stock, stock options or other securities convertible into capital stock of the Company as a result of any issuance of securities of the Company subsequent to the occurrence of the Equity Financing.

By countersigning this letter below, you hereby agree that the Option satisfies the Company's obligations to you pursuant to Section 4.1(a) of the Agreement.

Please confirm your acceptance and agreement to the foregoing by signing the enclosed copy of this letter and returning it to me as soon as possible.

Sincerely,

Cypress Bioscience, Inc.


/s/ Susan E. Feiner
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Susan E. Feiner
Director of Finance/Controller
 and Secretary


Confirmed, Accepted and Agreed:


/s/ Jay D. Kranzler, M.D., Ph.D.
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Jay D. Kranzler, M.D., Ph.D.

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